AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1998
                                                     REGISTRATION NO. 333-42885
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                AMENDMENT NO. 1
                                       T0
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 HOMEUSA, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

        DELAWARE                   5271                  76-0546715
     (STATE OR OTHER         (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF            INDUSTRIAL         IDENTIFICATION NUMBER)
    INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)               NUMBER)

                               CARY N. VOLLINTINE
                            CHIEF EXECUTIVE OFFICER
                                 THREE RIVERWAY
                                   SUITE 630
                              HOUSTON, TEXAS 77056
                                 (713) 965-0520
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
 AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                              WILLIAM D. GUTERMUTH
                          BRACEWELL & PATTERSON, L.L.P.
                           SOUTH TOWER PENNZOIL PLACE
                        711 LOUISIANA STREET, SUITE 2900
                            HOUSTON, TEXAS 77002-2781

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
  TITLE OF
 EACH CLASS
     OF
 SECURITIES                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
   TO BE        AMOUNT TO BE       OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
 REGISTERED      REGISTERED         PER SHARE(1)           PRICE(1)         REGISTRATION FEE
---------------------------------------------------------------------------------------------
Common
  Stock,
  $.01 par
  value per
  share.....     20,000,000           $7.8125          $156,250,000.00         $46,093.75
---------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANY ONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary......................     3
Risk Factors............................    10
Price Range of Common Stock.............    16
The Company.............................    17
Dividend Policy.........................    18
Capitalization..........................    19
Selected Financial Data.................    20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    22
Business................................    44
Management..............................    54
Certain Transactions....................    60
Principal Stockholders..................    63
Description of Capital Stock............    64
Shares Eligible for Future Sale.........    66
Legal Matters...........................    68
Experts.................................    68
Additional Information..................    68
Index to Financial Statements...........   F-1

                               20,000,000 SHARES
                                     [LOGO]
                                 HOMEUSA, INC.
                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                            , 199

                                   PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the securities being registered. In connection with future acquisitions, additional printing, legal, accounting and miscellaneous expenses are expected to be incurred with respect to the issuance and distribution of the securities being registered hereby. All amounts are estimates except for the fees payable to the SEC.

                                            AMOUNT TO
                                             BE PAID
                                          --------------
SEC registration fee....................  $    46,093.75
Printing expenses.......................  $       10,000
Legal fees and expenses.................  $       25,000
Accounting fees and expenses............  $       25,000
Transfer Agent's and Registrar's fees...  $        1,000
Miscellaneous...........................  $       10,700
                                          --------------
     TOTAL..............................  $   117,793.75
                                          ==============

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company's Certificate of Incorporation, as amended, and Bylaws incorporate substantially the provisions of the Delaware General Corporation Law ("DGCL") providing for indemnification of directors and officers of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     As permitted by Section 102 of the DGCL, the Company's Certificate of Incorporation, as amended, contains provisions eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if in the case of other than derivative suits such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation which is not protected by the Certificate of Incorporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless that person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director or officer who is successful on the merits in defense of a suit against such person.

     The Company has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the Company generally is obligated to indemnify its directors and such officers to the full extent permitted by the DGCL as described above.

     The Company has purchased liability insurance policies covering directors and officers in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On July 3, 1996, HomeUSA issued and sold 1,000 shares of Common Stock to Notre for a consideration of $1,000. This sale was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

     On October 8, 1996 HomeUSA issued and sold 19,325.96 shares of Common Stock to Notre for a consideration of $17,439. This sale was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

     On January 15, 1997, HomeUSA issued and sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act no public offering being involved: Cary N. Vollintine -- 1,766.3 shares for a consideration of $1,602.26; Willie Thurman Langston II -- 126.16 shares for a consideration of $114.45; Kevin J. Lilly -- 63.07 shares for a consideration of $57.22; Robert P. Gauntt -- 63.07 shares for a consideration of $57.22; and WillMax Capital Inc. -- 2,270.96 shares for a consideration of $2,060.05.

     On May 10, 1997, HomeUSA issued and sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act, no public offering being involved: Cary N. Vollintine -- 2,204.76 shares for a consideration of $2,000.00; Frank W. Montfort -- 1,212.62 shares for a consideration of $1,100.00; Philip Campbell -- 551.19 shares for a consideration of $500.00; Michael F. Loy -- 1,102.38 shares for a consideration of $1,000; Philip C. deMena -- 1,102.38 shares for a consideration of $1,000.00; Richard T. Howell -- 110.23 shares for a consideration of $100.00; Jennifer
Jackson -- 110.23 shares for a consideration of $100.00; Melinda A.
Malek -- 11.02 shares for a consideration of $10.00; Stephen Baur -- 440.95 shares for a consideration of $400.00; Shellie Gray LePori -- 275.59 shares for a consideration of $250.00; Infoscope, Inc. -- 44.09 shares for a consideration of $40.00; Susan Yancey -- 5.51 shares for a consideration of $5.00; Jennifer G. Davidson -- 5.51 shares for a consideration of $5.00; John R. Oren -- 551.19 shares for a consideration of $500.00; Steven J. Blum -- 110.23 shares for a consideration of $100.00; Willie Thurman Langston II -- 165.35 shares for a consideration of $150.00; Kevin J. Lilly -- 82.67 shares for a consideration of $75.00; Robert P. Gauntt -- 82.67 shares for a consideration of $75.00; Kenneth
V. Garcia -- 110.23 shares for a consideration of $100.00 and Karl V. Baumgartner -- 55.11 shares for a consideration of $50.00.

     On August 1, 1997, HomeUSA issued and sold shares of Common Stock to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act, no public offering being involved: Donald D. Moseley -- 551.19 shares for a consideration of $500.00; Don A. Palmour -- 551.19 shares for a consideration of $500.00; Cary N. Vollintine -- 220.47 shares for a consideration of $200.00; Frank W. Montfort -- 121.26 shares for a consideration of $110.00; Philip Campbell -- 55.11 shares for a consideration of $50.00; Michael F. Loy -- 110.23 shares for a consideration of $100; Philip C. deMena -- 110.23 shares for a consideration of $100.00; Stephen F. Smith -- 110.23 shares for a consideration of $100.00; Thomas N. Amonett -- 110.23 shares for a consideration of $100.00 and James J. Blosser -- 110.23 shares for a consideration of $100.00.

     Effective August 1, 1997, HomeUSA effected a 90.7127-to-one stock dividend on shares of Common Stock issued on and as of August 1, 1997.

     Effective August 1, 1997, HomeUSA issued 1,718,823 shares of Restricted Common Stock to Notre in exchange for 1,718,823 shares of Common Stock. This issuance was exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

     On November 21, 1997, the Company issued 7,266,944 shares of its Common Stock in connection with the Mergers of the Founding Companies. Each of these transactions was completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

                                                                                                 INCORPORATED BY
                                                                                                REFERENCE TO THE
                                                                                                EXHIBIT INDICATED
                                                                                                BELOW AND TO THE
                                                                                                 FILING WITH THE
                                                                                              COMMISSION INDICATED
                                                                                                      BELOW
                                                                                              ---------------------
     EXHIBIT                                                                                  EXHIBIT
      NUMBER                                DESCRIPTION OF EXHIBIT                            NUMBER    FILE NUMBER
------------------  -----------------------------------------------------------------------   ------    -----------
        3.1    --   Amended and Restated Certificate of Incorporation of HomeUSA, Inc., as      3.1       323-35649
                    amended
        3.2    --   Bylaws of HomeUSA, Inc., as amended                                         3.2       323-35649
       *4.1    --   Form of certificate evidencing ownership of Common Stock of HomeUSA,
                    Inc.
       *5.1    --   Opinion of Bracewell & Patterson, L.L.P.
       10.1    --   HomeUSA, Inc. 1997 Long-Term Incentive Plan                                10.1       323-35649
       10.2    --   HomeUSA, Inc. 1997 Non-Employee Directors' Stock Plan                      10.2       323-35649
       10.3    --   Agreement and Plan of Organization dated as of September 10, 1997, by      10.3       323-35649
                    and among HomeUSA, Inc., McDonald Homes Acquisition Corp., McDonald
                    Homes, Inc. and the Stockholders named therein
       10.4    --   Agreement and Plan of Organization dated as of September 10, 1997, by      10.4       323-35649
                    and among HomeUSA, Inc., Universal Housing Acquisition Corp., Universal
                    Housing of East Tennessee Acquisition Corp., Shaffer & Webb Insurance
                    Agency Acquisition Corp., Universal Housing, Inc., Universal Housing of
                    East TN, Inc., Shaffer & Webb Insurance Agency, Inc. and the
                    Stockholders named therein
       10.5    --   Agreement and Plan of Organization dated as of September 10, 1997, by      10.5       323-35649
                    and among HomeUSA, Inc., First American Homes Acquisition Corp., D & S
                    Acquisition Corp., Son Development Acquisition Corp., First American
                    Homes, Inc., D&S, Inc., Son Development Corporation and the
                    Stockholders named therein
       10.6    --   Agreement and Plan of Organization dated as of September 10, 1997, by      10.6       323-35649
                    and among HomeUSA, Inc., Mobile World Acquisition Corp., Showcase of
                    Homes Acquisition Corp., Mobile World, Inc., Showcase of Homes, Inc.
                    and the Stockholders named therein
       10.7    --   Agreement and Plan of Organization dated as of September 10, 1997, by      10.7       323-35649
                    and among HomeUSA, Inc., Patrick Home Center Acquisition Corp., Patrick
                    Home Center, Inc. and the Stockholder named therein
       10.8    --   Agreement and Plan of Organization dated as of September 10, 1997, by      10.8       323-35649
                    and among HomeUSA, Inc., Home Folks Housing Center Acquisition Corp.,
                    Home Folks Housing Center, Inc. and the Stockholder named therein
       10.9    --   Agreement and Plan of Organization dated as of September 10, 1997, by      10.9       323-35649
                    and among HomeUSA, Inc., Cooper's Mobile Homes Acquisition Corp., Pac
                    West Management Acquisition Corp., HUSAI Acquisition Corp., Cooper's
                    Mobile Homes, Inc., Pac West Mgmt., Inc., HomeUSA, Inc., and the
                    Stockholders named therein
       10.10   --   Agreement and Plan of Organization dated as of September 10, 1997, by     10.10       323-35649
                    and among HomeUSA, Inc., CSF&T Acquisition Corp., AAA Homes Acquisition
                    Corp., Fordham Insurance Agency Acquisition Corp., CSF&T, Inc., AAA
                    Homes, L.L.C., Fordham Insurance Agency, Inc. and the Stockholders
                    named therein

                                                                                                 INCORPORATED BY
                                                                                                REFERENCE TO THE
                                                                                                EXHIBIT INDICATED
                                                                                                BELOW AND TO THE
                                                                                                 FILING WITH THE
                                                                                              COMMISSION INDICATED
                                                                                                      BELOW
                                                                                              ---------------------
     EXHIBIT                                                                                  EXHIBIT
      NUMBER                                DESCRIPTION OF EXHIBIT                            NUMBER    FILE NUMBER
------------------  -----------------------------------------------------------------------   ------    -----------
       10.11   --   Agreement and Plan of Organization dated as of September 10, 1997, by     10.11       323-35649
                    and among HomeUSA, Inc., WillMax Homes of Colorado L.L.C. and the
                    Owners named therein
       10.12   --   Form of Employment Agreement between HomeUSA, Inc. and Cary N.            10.12       323-35649
                    Vollintine
       10.13   --   Form of Employment Agreement between HomeUSA, Inc. and Michael F. Loy     10.13       323-35649
       10.14   --   Form of Employment Agreement between HomeUSA, Inc. and Frank W.           10.14       323-35649
                    Montfort
       10.15   --   Form of Employment Agreement between HomeUSA, Inc. and Philip deMena      10.15       323-35649
       10.16   --   Form of Employment Agreement between HomeUSA, Inc. and Philip Campbell    10.16       323-35649
       10.17   --   Form of Employment Agreement between HomeUSA, Inc. and Don A. Palmour     10.17       323-35649
       10.18   --   Form of Employment Agreement between HomeUSA and Donald D. Moseley        10.18       323-35649
       10.19   --   Form of Founders' Employment Agreement                                    10.19       323-35649
       10.20   --   Form of Agreement Among Certain Stockholders                              10.20       323-35649
       10.21   --   Form of Indemnity Agreement with Notre Capital Ventures II, L.L.C.        10.21       323-35649
       21.1    --   List of subsidiaries of HomeUSA, Inc.                                      21.1       323-35649
      *23.1    --   Consent of Arthur Andersen LLP
      *23.2    --   Consent of Coopers & Lybrand L.L.P.
      *23.3    --   Consent of Bracewell & Patterson, L.L.P. (included in Exhibit 5.1)
      *24.1    --   Power of Attorney
       27      --   Financial Data Schedule                                                      27       323-35649

------------

* Filed herewith

     (b)  Financial Statement Schedules

     The following financial statement schedules are included herein.

     Schedule I

     All other schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding, the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, HOMEUSA, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF
HOUSTON, STATE OF TEXAS, ON DECEMBER   , 1997.

                                          HOMEUSA, INC.
                                          By: /s/ CARY N. VOLLINTINE
                                             BY:  CARY N. VOLLINTINE
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Cary N. Vollintine and Michael F. Loy, each with full power to act without the other, his or her true and lawful Attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement, and to file the name, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said Attorney-in-fact and agent full power and authority to do and perform each and every act and thing he or she might do or could do in person, hereby ratifying and confirming all that said Attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE
FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON DECEMBER   , 1997.

     SIGNATURE                              TITLE
---------------------         --------------------------------------------------
/s/CARY N. VOLLINTINE         Chairman of the Board; Chief Executive Officer and
   CARY N. VOLLINTINE         President

/s/MICHAEL F. LOY             Senior Vice President; Chief Financial Officer
   MICHAEL F. LOY             and Director (Chief Accounting Officer)

/s/STEVEN S. HARTER           Director
   STEVEN S. HARTER

/s/LARRY T. SHAFFER           Director
   LARRY T. SHAFFER

/s/GARY W. FORDHAM            Director
   GARY W. FORDHAM

/s/DAVID E. THOMPSON          Director
   DAVID E. THOMPSON

/s/FRANK C. McDONALD          Director
   FRANK C. MCDONALD

/s/HAROLD K. PATRICK          Director
   HAROLD K. PATRICK

/s/STANLEY POISSO             Director
   STANLEY POISSO

/s/RANDLE C. COOPER           Director
   RANDLE C. COOPER

/s/THOMAS N. AMONETT          Director
   THOMAS N. AMONETT

/s/JAMES J. BLOSSER           Director
   JAMES J. BLOSSER

/s/STEPHEN F. SMITH           Director
   STEPHEN F. SMITH